Exhibit 10.6.5

MEMORANDUM

To:	[Name]	Date:	[date of award]

We are extremely pleased to inform you that the Compensation Committee of the Board of Directors of Energy Transfer Partners, L.P. (“Energy Transfer”) has granted you an Award representing [                    ] common units under the Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Award Plan (the “Unit Award Plan”). This Award is subject to vesting over five (5) years, with 20% of this Award to be vested upon each anniversary of this Award subject to your continued employment with Energy Transfer as of each such anniversary date. Any portion of this Award that does not vest will be forfeited. Common units will be issued to you upon vesting of the Award as described below. You will be entitled to receive regular quarterly cash distributions on units issued to you upon vesting, with such distributions to be made at the same times and in the same amounts as other outstanding common units. This Award is subject to the terms and conditions of the Unit Award Plan.

Please note that like any compensation arrangement, Awards under the Unit Award Plan are to be kept confidential unless required by SEC disclosure regulations.

Thanks for your continuing contributions to our efforts. It is a pleasure for us to be associated with you in building an even greater company. Enclosed are two originals for your execution. Please retain one for your file and forward the other to Energy Transfer Partners, 3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: Thomas P. Mason.

Accepted:

[Name]	Kelcy Warren CHAIRMAN AND CHIEF EXECUTIVE OFFICER
	BY:	ENERGY TRANSFER PARTNERS G.P., L.P., GENERAL PARTNER
	BY:	ENERGY TRANSFER PARTNERS, L.L.C., GENERAL PARTNER

Date:	Date:

Brian J. Jennings CHIEF FINANCIAL OFFICER
	BY:	ENERGY TRANSFER PARTNERS G.P., L.P., GENERAL PARTNER
	BY:	ENERGY TRANSFER PARTNERS, L.L.C., GENERAL PARTNER

Date: